Exhibit 23.3
CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ingersoll-Rand plc (the “Company”) and any further amendment thereto of (i) the references to us in the form and context in which they appear in such Registration Statement, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company's total liability for pending and unasserted future asbestos-related claims in such registration statements.
December 6, 2011

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez, Ph.D

Name: Thomas Vasquez, Ph.D
Title: Vice President